Exhibit 99.1

EARNINGS RELEASE

For Immediate Release

Contact: Raymond M. Soto (203) 853-0700

BOLT TECHNOLOGY REPORTS FIRST QUARTER RESULTS; RECORD EARNINGS CONTINUE FOR SEVENTH CONSECUTIVE QUARTER.

NORWALK, CT., October 24, 2007 – Bolt Technology Corporation (AMEX:BTJ) today announced financial results for the first quarter of fiscal year 2008, the three months ended September 30, 2007.

Sales for the first quarter of fiscal 2008 increased 53% to $15,261,000 compared to $10,001,000 in last year’s first quarter and net income increased 73% to $3,455,000 or $0.60 per diluted share compared to $2,002,000 or $0.35 per diluted share last year.

Raymond M. Soto, Bolt’s chairman, president and CEO, commented, “Our financial results for the first quarter of fiscal 2008 reflect the continuing high levels achieved during fiscal 2007. Our net income of $3,455,000 for the first quarter represents our seventh consecutive quarterly record high. The quarter’s results were favorably impacted by the operations of Real Time Systems Inc., which we acquired as of July 1, 2007, and were unfavorably affected by the delay in shipment of an airgun system order which a customer had to reschedule because their new seismic vessel was not ready to accept delivery. This order, which is in excess of $1,500,000, has been rescheduled for delivery in our second quarter. Incoming orders and requests for quotations continue to be strong and, accordingly, we continue to believe that fiscal 2008 will be another strong year for our Company.”

Mr. Soto added, “We are also proud to report that Bolt Technology was ranked number 10 in FORBES magazine’s LIST OF THE 200 BEST SMALL COMPANIES IN AMERICA, as published in the October 29, 2007 issue of the magazine.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of seismic energy sources, seismic energy source controllers and synchronizers and underwater connectors used in offshore seismic exploration for oil and gas. Bolt also designs, manufactures and sells precision miniature industrial clutches, brakes and electric motors.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These include statements about anticipated financial performance, future revenues or earnings, business prospects, new products, anticipated energy industry activity, anticipated market performance, planned production and shipping of products, expected cash needs and similar matters. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation (i) the risk of technological change relating to the

Company’s products and the risk of the Company’s inability to develop new competitive products in a timely manner, (ii) the risk of changes in demand for the Company’s products due to fluctuations in energy industry activity, (iii) the Company’s reliance on certain significant customers, (iv) risks associated with a significant amount of foreign sales, (v) the risk of fluctuations in future operating results and (vi) other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company believes that forward-looking statements made by it are based on reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” and similar expressions are intended to identify forward-looking statements.

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,
	2007	2006
Sales	$15,261,000	$10,001,000
Costs and expenses	10,240,000	7,040,000

Income before income taxes	5,021,000	2,961,000
Provision for income taxes	1,566,000	959,000

Net income	$3,455,000	$2,002,000

Earnings per share (diluted)	$0.60	$0.35
Average shares outstanding (diluted)	5,722,000	5,677,000

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,
	2007	2006
Assets

Current Assets
Cash and cash equivalents	$6,856,000	$5,878,000
Accounts receivable, net	12,268,000	7,040,000
Inventories	12,956,000	9,774,000
Other	613,000	555,000

	32,693,000	23,247,000

Property & equipment, net	3,831,000	2,624,000
Goodwill and other	14,653,000	11,104,000

	$51,177,000	$36,975,000

	September 30,
	2007	2006
Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$3,340,000	$2,783,000
Accrued expenses	1,600,000	1,735,000
Income taxes payable	1,452,000	1,154,000
Customer deposits	—	520,000

	6,392,000	6,192,000

Deferred income taxes	565,000	449,000

Total Liabilities	6,957,000	6,641,000

Stockholders’ Equity	44,220,000	30,334,000

	$51,177,000	$36,975,000

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